                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM 8-K




               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



        Date of Report (Date of Earliest Event Reported): May 21, 1998



                           PRENTISS PROPERTIES TRUST
            (Exact Name of Registrant as Specified in its Charter)


                                   Maryland
                        (State or Other Jurisdiction of
                        Incorporation or Organization)


           1-14516                                       75-2661588
--------------------------------            -----------------------------------
   (Commission File Number)                 (I.R.S. Employer Identification No.)



         3890 West Northwest Highway, Suite 400, Dallas, Texas  75220
             (Address of Registrant's Principal Executive Office)


                                (214) 654-0886
             (Registrant's Telephone Number, Including Area Code)



                                      N/A
         ------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.    OTHER EVENTS

ACQUISITION OF PROPERTIES

     On May 21, 1998, the Company completed the acquisition of a single Class "A" suburban office property (the "Ordway Property"). The Ordway Property totals 525,951 square feet and is located in Oakland, California. The Ordway Property was purchased for a purchase price of approximately $76.3 million which was funded primarily with borrowings under the Company's line of credit.

     On August 18, 1998, the Company completed the acquisition of two Class "A" office properties (the "Willow Oaks Properties"). The properties total 387,469 square feet and are located in the suburban Washington, D.C. area. The Willow Oaks Properties were purchased for a purchase price of approximately $76.0 million (inclusive of 4.05 acres of undeveloped land) which was funded primarily with borrowings under the Company's line of credit.

     In addition to the Ordway and Willow Oaks Properties, the Company has acquired, between January 1, 1998 and the filing date of this Form 8-K, 81 Properties containing 4.1 million square feet for a purchase price of approximately $410.3 million.

     The acquisitions of the Ordway Property and Willow Oaks Properties do not individually constitute acquisitions of a "significant amount of assets" as defined under Item 2 of Form 8-K or Rule 3-14 of Regulation S-X. Rather, these acquisitions when combined with other individually insignificant acquisitions as previously filed in the Company's Current Report on Form 8-K date February 5, 1998, constitute a mathematical majority of individually insignificant 1998 acquisitions, for which audited combined statements of revenues and certain operating expenses are required under Rule 3-14 of Regulation S-X. Accordingly, the audited statement of revenues and certain operating expenses of the Ordway Property and the audited combined statement of revenues and certain operating expenses of the Willow Oaks Properties are filed herewith.

RISK FACTORS

     Prentiss Properties Trust (referred to in this Form 8-K as "we," "us," "our," or the "Company") is filing in this Form 8-K a description of certain factors that in some cases may have affected, and in the future could affect, our actual operating results and could cause such results to differ materially from those in any forward looking statements. This list is not necessarily exhaustive, and new risk factors emerge periodically. We can give no assurance that the factors described below list all material risks to the Company at any specific point in time. Many of the important factors discussed below have been disclosed in the Company's previous filings with the Securities and Exchange Commission.

     An investment in the Company involves various risks. You should carefully consider the following information before making a decision to invest.


POTENTIAL ADVERSE EFFECT ON OPERATING PERFORMANCE OF RELIANCE ON MAJOR TENANT

     For the six months ended June 30, 1998, rent from our largest tenant, International Business Machines Corporation ("IBM"), accounted for approximately 6.7% of the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). We have two leases with IBM. We have negotiated with IBM lease extensions for both leases, extending 60% of the rentable area for one lease to 2009 and 70% of the rentable area for the other lease to 2011. Also, we have leased the majority of the remaining rentable area under the 2009 lease. The bankruptcy or insolvency of, or a downturn in the business of, any major tenant such as IBM could result in a failure or delay in the tenant's rent payments which may adversely affect our business.

PROBLEMS ASSOCIATED WITH THE GEOGRAPHIC CONCENTRATION OF OUR PROPERTIES

     Properties located in the Dallas, Austin, suburban Chicago and Northern Virginia areas provided approximately 21%, 11%, 11% and 10% of EBITDA in 1997, respectively. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these economies or real estate markets could adversely affect our cash available for distribution. Our financial performance and ability to make distributions to shareholders are, therefore, particularly sensitive to the economic conditions in these markets. A number of factors, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office, industrial and other competing commercial properties) may affect our revenues and the value of our properties (including properties to be acquired). We can provide no assurances that these local economies will continue to grow.

POTENTIAL PROBLEMS IN ACQUISITION, REDEVELOPMENT, DEVELOPMENT AND CONSTRUCTION ACTIVITIES

     Acquisition. We intend to acquire office and industrial properties to the extent that they can be acquired on advantageous terms and meet our investment criteria. Acquisitions of office and industrial properties involve risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

     Problems Associated with the Acquisition of Substantial New Properties and Lack of Operating History. Our ability to manage our growth effectively will require us to integrate successfully our new acquisitions into our existing management structure. Many of our properties have relatively short or no operating history under our management. We have had limited control over the operation of these buildings and buildings that will be acquired in the future, and such properties may have unknown characteristics or deficiencies affecting their valuation or revenue potential. We can give no assurance that the operating performance of acquired properties will increase or be maintained under our management.

     Redevelopment, Development and Construction. We intend to continue redevelopment, development and construction of office and industrial buildings in accordance with our growth policies. Risks associated with our redevelopment, development and construction activities may include the following:

     .   abandonment of redevelopment or development opportunities;

     .   construction costs of a property exceeding original estimates;

     . occupancy rates and rents at a newly renovated or completed property may not be sufficient to make the property profitable;

     . financing may not be available on favorable terms for redevelopment or development of a property;

     . permanent financing may not be available on favorable terms to replace a short-term construction loan and construction and lease-up may not be completed on schedule, resulting in increased interest expense and construction costs; and

     . all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations may not be obtained or may not be obtained on a timely basis.

     In addition, redevelopment or development activities, regardless of whether they are ultimately successful, typically require a substantial portion of our management's time and attention. These risks may adversely affect our results of operations.

FACTORS THAT COULD CAUSE POOR OPERATING PERFORMANCE OF THE PROPERTIES

     General Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If our properties or any properties acquired in the future do not generate revenues sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, we may have to borrow additional amounts to cover fixed costs, and our cash flow and ability to make distributions to our shareholders may be adversely affected.

     In general, the following factors, among others, may affect our revenues and the value of our properties:

     . the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates);

     . the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties;

     . the ability of the owner to provide adequate management, maintenance and insurance;

     .   the ability to collect on a timely basis all rent from tenants;

     .   the expense of periodically renovating, repairing and reletting spaces;
         and

     . increasing operating costs (including real estate taxes and utilities) which may or may not be passed through to tenants.

     Certain significant expenditures associated with investments in real estate, such as mortgage payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental revenues from the property. In addition, factors such as compliance with laws, including tax laws, interest rate levels and the availability of financing, also affect real estate values and income from our properties. Also, market conditions often affect the amount of available rentable square feet which, as a result, may fluctuate over time.

     Adverse Effect of Tenant Defaults and Bankruptcy. A significant portion of our income is and will be derived from rental income on our properties. As a result, our distributable cash flow and ability to make expected distributions to shareholders would be adversely affected if a significant number of tenants of these properties failed to meet their lease obligations. At any time, a tenant at any property may seek the protection of the bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of such tenant's lease. These events would cause a reduction in our cash flow and the amounts available for distributions to our shareholders. We can give no assurance as to whether tenants will file for bankruptcy protection in the future or, if any tenants file, whether they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business. Such a downturn may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, our cash flow and the amounts available for distributions to our shareholders may be adversely affected.

     Operating Risks. Our properties, including properties to be acquired in the future, are and will be subject to operating risks common to commercial real estate in general. Any and all of these risks may adversely affect occupancy or rental rates. Our properties are subject to increases in operating expenses such as cleaning; electricity; heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other general costs associated with security, landscaping, repairs and maintenance. While the tenants at these properties generally are obligated to pay a portion of these escalating costs, there can be no assurance that tenants will agree to pay such costs upon renewal or that new tenants will agree to pay such costs.
If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. Although we implement cost-saving incentive measures at each of our properties, our ability to make distributions to shareholders could be adversely affected if operating expenses increase without a corresponding increase in revenues.

     Uncertainty of Non-Renewal of Leases and Non-Reletting of Space. We are subject to several risks upon expiration of leases for space located at our properties, including properties that may be acquired. The leases may not be renewed, the space may not be relet or the terms of renewal or reletting, including the costs of required renovations, may be less favorable than current lease terms. Leases on a total of approximately 22% of the total net rentable square feet in our properties will expire in the eighteen months ending December 31, 1999. If we are unable to relet promptly or renew the leases for a particular property or properties, if the rental rates upon such renewal or reletting are significantly lower than expected rates or if our reserves for these purposes prove to be inadequate, then our cash flow and ability to make expected distributions to shareholders may be adversely affected.

     Potential Adverse Effect of Competition on Operating Performance. Numerous office and industrial properties compete with our properties in attracting tenants to lease space. Some of these competing properties may be newer, better located or better capitalized than our properties.

     Possible Environmental Liabilities. Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real property for personal injury or property damage associated with exposure to released hazardous substances, including asbestos-containing materials.

     As the owner of the properties, we may be liable for any such costs. Phase I environmental site assessments have been obtained on all of our properties and will be obtained on all of the properties acquired in the future, prior to their acquisition. The purpose of Phase I environmental site assessments is to identify potential sources of contamination for which the Company may be responsible and to assess the status of environmental regulatory compliance.
For some of the properties, Phase II environmental site assessments were obtained on such properties. Phase II environmental site assessments generally involve more invasive procedures than Phase I environmental site assessments, such as soil sampling and testing or the installation and monitoring of groundwater wells.

     Certain land (the "Plant Site") in the vicinity of and underlying the Company's Los Angeles industrial properties was formerly the site of a synthetic rubber manufacturing plant owned by the United States Government and subsequently owned or operated by numerous companies, including Shell Oil Company ("Shell") and Dow Chemical Company ("Dow"). During the operation of the plant, wastes were disposed of in pits and ponds located south of the properties.

     On September 25, 1997, we were notified that an undefined area, which may or may not include the Los Angeles industrial properties, associated with the operation of the plant would be listed on the National Priorities List, which is a federal list of abandoned hazardous waste sites that must be cleaned up by either the government or the potentially responsible parties. At this time, the EPA has not indicated the precise boundaries of the National Priorities List site. The Company, along with surrounding land owners, is challenging the listing. All past and present owners of the land underlying the Los Angeles industrial properties, including the United States Government, Dow, Shell and the former owner, LAPCO Industrial Parks ("LAPCO"), from whom the Company purchased the Los Angeles industrial properties, are potentially responsible parties for the investigation and remediation of the Plant Site. Shell has agreed to (1) indemnify and hold harmless any successor of LAPCO, including the Company and any subsequent purchasers, tenants and lenders, from any liability relating to clean up or remediation costs for the Plant Site or for any contamination resulting from the Plant Site, and (2) indemnify and hold harmless LAPCO and any successor of LAPCO, including the Company, from any liability arising out of any third party tort claims for bodily injury or property damage.

     Except as noted above, the environmental site assessments have not revealed any environmental condition, liability or compliance concern that we believe could have a material adverse affect on our business, assets or results of operations, nor are we aware of any such condition, liability or concern. It is possible that the environmental site assessments relating to any one of the properties or properties to be acquired do not reveal all environmental conditions, liabilities or compliance concerns. In addition, there could be material environmental conditions, liabilities or compliance concerns that arose at such property after the related environmental site assessments report was completed of which we are otherwise unaware.

     Effect of Americans with Disabilities Act Compliance on Cash Flow and Distributions. The Americans with Disabilities Act of 1990 (the "ADA") requires all public accommodations and commercial facilities to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers, and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although we believe that our properties are substantially in compliance with these requirements, a determination that we are not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If we were required to make unanticipated expenditures to comply with the ADA, our cash flow and the amounts available for distributions to our shareholders may be adversely affected.

     Potential Adverse Effect on Results of Operations due to Changes in Laws. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect our cash flow and ability to make distributions to shareholders. Our properties also are subject to various federal, state and local regulatory requirements and to state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in compliance with all such regulatory requirements. However, we can give no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures and could have an adverse effect on our cash flow and expected distributions.

     Potential Adverse Effects of Uninsured Losses. We carry commercial liability, fire, flood and earthquake (where appropriate), extended coverage and rental loss insurance with respect to our properties, with policy specifications and insured limits customarily carried for similar properties. We intend to carry similar insurance policies on the properties we acquire in the future. There are, however, certain types of losses, such as from earthquakes at properties located outside of California or from wars, that may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose both capital invested in a property as well as the anticipated future revenue from such property, and would continue to be obligated on any mortgagee indebtedness or other obligations related to the property. Any such loss would adversely affect our business, financial condition and results of operations.

     Potential Problems Associated with Property Ownership through Partnerships and Joint Ventures. Through an affiliate of Prentiss Properties Acquisition Partners, L.P. (the "Operating Partnership"), we own a 50% general partnership interest in Broadmoor Austin Associates, which leases the Broadmoor Austin Office Properties in Austin, Texas. Through this general partnership interest, we act as managing partner and have the sole authority to conduct the business and affairs of the Broadmoor Austin Partnership subject to certain limitations. IBM, the tenant leasing 100% of the space at that property, owns the remaining 50% interest in the Broadmoor Austin Associates through an affiliated entity.

     We may also participate with other entities in property ownership through joint ventures or partnerships. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present. These risks include the possibility that our partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals, and that such partners or co-venturers may be in a position to take action contrary to our instructions or make requests contrary to our policies or objectives, including our policy with respect to maintaining our qualification as a real estate investment trust ("REIT"). We will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit our business objectives to be achieved. Our organizational documents do not limit the amount of available funds that we may invest in partnerships or joint ventures.

     In addition, we may acquire in the future either a limited partnership interest in a property partnership without partnership management responsibility or a co-venturer interest or co-general partnership interest in a property partnership with shared responsibility for managing the affairs of a property partnership or joint venture. In such cases, we will not be in a position to exercise sole decision-making authority regarding the property partnership or joint venture.

     Potential Problems Associated with Illiquidity of Real Estate. Equity real estate investments are relatively illiquid. Such liquidity will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions.

POTENTIAL ADVERSE EFFECTS OF INCURRENCE OF THE DEBT

     Variable Rate Debt. We have incurred and may incur in the future indebtedness that bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available for distributions to our shareholders. We have entered into two interest rate hedge agreements covering $110 million of our outstanding indebtedness. Pursuant to these hedge agreements, we have fixed our cost of seven year funds (before adding the spread) at an average of 6.25%. Further we have entered into two hedge agreements covering $98.5 million in anticipation of funding permanent mortgages. The agreements have terms of six months. On October 6, 1998 we terminated one $49.25 million agreement and incurred settlement costs of $4.3 million due to the substantial downward movement in the underlying treasury security. The settlement cost is expected to be amortized over the life of a portion of two collaterized mortgage financings on which we have locked interest rates with a life insurance lender. In the event this transaction is not consummated, related settlement costs will be charged as interest expense in the current period. The remaining hedge of $49.25 million is expected to be terminated once the Company locks interest rates on various other mortgage financings which it is currently pursuing.

     Debt Financing and Potential Adverse Effects on Cash Flows and Distributions. We are subject to risks normally associated with debt financing, including the risk that our cash flow may be insufficient to pay distributions at expected levels and meet required payments of principal and interest, the risk that indebtedness on our properties (which will not have been fully amortized at maturity in all cases) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as the issuance of new equity capital, we expect that our cash flow will not be sufficient in all years to pay distributions at expected levels and to repay all maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase. This increase would adversely affect our cash flow and the amounts available for distributions to our shareholders. If a property or properties are mortgaged to collateralize payment of indebtedness and we are unable to meet mortgage payments, the property could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value.

     Construction Loans and Risks Associated with Sale or Foreclosure. If new developments are financed through construction loans or if acquisitions are financed with short-term bridge loans in anticipation of later, permanent financing, there is a risk that upon completion of construction or the maturity of the bridge loans, permanent financing may not be available or may be available only on disadvantageous terms. In the event that we are unable to obtain permanent financing for a property, we could be forced to sell such property at a loss or the property could be foreclosed upon by the lender and result in loss of income and asset value.

LIMITED ABILITY OF SHAREHOLDERS TO EFFECT A CHANGE OF CONTROL

     Potential Effects of Shareholder Rights Plan. In February 1998, we adopted a Shareholder Rights Plan (the "Rights Plan") and declared a dividend of one right ("Right") for each common share of beneficial interest, par value $0.01 per share (the "Common Shares"). The Rights may have the effect of delaying, inhibiting or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. The Rights will cause substantial dilution to a person or group that acquires 10% or more of our outstanding Common Shares if certain events thereafter occur without the Rights having been redeemed. However, because the Rights are redeemable by the Board of Trustees in certain circumstances, the Rights should not interfere with any merger or other business combination approved by the Board of Trustees.

     Potential Effects of Ownership Limitation. In order to maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year (other than its 1996 taxable year).

     To ensure that we will not fail to qualify as a REIT under this and other tests under the Code, our Declaration of Trust, subject to certain exceptions, authorizes the Board of Trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. In particular, it provides that no person may own, directly or indirectly, more than 8.5% of the number of outstanding Common Shares, other than Michael V. Prentiss, who currently may own up to 15% of the number of outstanding Common Shares, or more than 9.8% of the number of outstanding preferred shares of beneficial interest, par value $0.01 per share (the "Preferred Shares") of any series (the "Ownership Limitation").

     The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service (the "Service"), an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may establish, may exempt a proposed transferee from the Ownership Limitation. For example, the Board of Trustees has exempted Security Capital Preferred Growth Incorporated ("Security Capital") from the Ownership Limitation on the condition that Security Capital not own more than 11% of the number of outstanding Common Shares. See "--Possible Adverse Effect of Shares Available for Future Sale on Price of Common Shares."

     The Board of Trustees may not grant an exemption from the Ownership Limitation to any proposed transferee if such exemption would result in the termination of our status as a REIT. The foregoing restrictions on transferability and ownership will continue to apply until (1) the Board of Trustees determines that it is no longer in the best interests of the Company to continue to qualify as a REIT and (2) there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders. The Ownership Limitation may have the effect of delaying, inhibiting or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interests of the shareholders.

     Potential Effects of Staggered Board. The Board of Trustees is divided into three classes, with only a portion of the Board of Trustees standing for election at each annual meeting. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interest of the shareholders.

     Potential Effects of Issuance of Additional Shares. The Declaration of Trust authorizes the Board of Trustees to do the following:

     (1) amend the Declaration of Trust, without shareholder approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company has the authority to issue;

     (2) cause the Company to issue additional authorized but unissued Preferred or Common Shares; and

     (3) classify or reclassify any unissued Common or Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares.

     Although the Board of Trustees has no such intention to do so at the present time, it could establish a class or series of shares of beneficial interest that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. The Declaration of Trust and Bylaws also contain other provisions that may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     Failure to Qualify as a REIT. We have operated and intend to continue to operate so as to continue to qualify as a REIT for federal income tax purposes. We have not requested, and do not expect to request, a ruling from the Service that we qualify as a REIT. Our REIT status will depend on our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income, and the amount of our distributions to shareholders. Because we have a limited history of operating as a REIT, we can give no assurance that we will be able to maintain our status as a REIT.

     If we fail to qualify as a REIT for any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, cash available for distribution would be reduced for each of the years involved. Although we intend to continue to operate as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Trustees, with the consent of shareholders holding at least two-thirds of all the outstanding Common Shares, to revoke the REIT election.

     REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt. In order to avoid corporate income taxation of the earnings that it distributes, we are required each year to distribute to our shareholders at least 95% of our net taxable income, excluding any net capital gain. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of (1) 85% of our ordinary income for that year, (2) 95% of our capital gain net income for that year, and (3) 100% of our undistributed taxable income from prior years. Beginning with the 1998 taxable year, we may elect to retain and pay income tax on net capital gains. Any such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make distributions to our shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Our income consists primarily of our share of the income of the Operating Partnership, and the cash available for distribution to shareholders consists of our share of cash distributions from the Operating Partnership. Differences in timing between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at taxable income could require us, through the Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of our net taxable income could cause us to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require us to borrow funds or to sell assets to fund the costs of such items.

     Failure of the Operating Partnership to be Classified as a Partnership for Federal Income Tax Purposes; Negative Impact on REIT Status. We have not requested, and do not expect to request, a ruling from the Service that the Operating Partnership and each of its noncorporate subsidiaries have been and will continue to be classified as partnerships for federal income tax purposes. If the Service were to challenge successfully the tax status of the Operating Partnership or a noncorporate subsidiary as a partnership for federal income tax purposes, the Operating Partnership or such noncorporate subsidiary would be taxable as a corporation. In such event, we would likely cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Operating Partnership would reduce substantially the amount of cash available for distribution from the Operating Partnership.

     Changes in Tax Laws. At any time, future legislation or administrative or judicial decisions or actions could affect our tax treatment of or qualification as a REIT. For example, on February 2, 1998, President Clinton released his budget proposal for fiscal year 1999. Several provisions of his proposal potentially could have affected us if enacted in final form as then proposed. Specifically, one proposal would prohibit a REIT from owning, directly or indirectly, more than 10% of the voting power or value of all classes of a C corporation's stock (other than the stock of a qualified REIT subsidiary) after the effective date of such proposal. Although this proposal was not enacted, we can give no assurance regarding whether this proposal will be enacted or whether any future tax legislation or administrative or judicial decisions will adversely affect our tax treatment or qualification as a REIT.

CONFLICTS OF INTERESTS IN OUR BUSINESS COULD RESULT IN DECISION NOT IN YOUR BEST INTEREST

     Risk of Differing Objectives between Prentiss Principals and the Company upon Sale, Refinancing or Prepayment of Indebtedness of Properties. Messrs. Prentiss, August and DuBois (the "Prentiss Principals"), who are senior executive officers of the Company, and their affiliates may have unrealized taxable gain associated with their units of limited partnership interest in the Operating Partnership ("Units"). Because the Prentiss Principals may suffer different and more adverse tax consequences than the Company upon the sale or refinancing of certain properties that were contributed to the Operating Partnership by the Prentiss Principals, the Prentiss Principals and the Company may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of such properties. While we, through Prentiss Properties I, Inc. (the "General Partner"), have the exclusive authority as to whether and on what terms to sell or refinance an individual property, the Prentiss Principals, through their status as senior executives and/or trustees, and those members of the Company's management and Board of Trustees who directly or indirectly hold Units (i.e., the Prentiss Principals), may influence the Company not to sell, or refinance or prepay the indebtedness associated with, certain properties even though such event might otherwise be financially advantageous to the Company, or may influence the Company to refinance certain properties with a high level of debt. We have agreed that we will not dispose of The Plaza on Bachman Creek Property prior to December 31, 1999, unless such disposition is structured as a tax-deferred like-kind exchange under Section 1031 of the Code.

     Risks That Policies with Respect to Conflicts of Interests May Not Eliminate Influence of Conflicts. We have adopted certain policies intended to minimize conflicts of interest. For example, we have a bylaw provision requiring all transactions in which executive officers or trustees have a conflicting interest to that of the Company to be approved by a majority of our trustees that are not affiliated with any affiliate of the Company (the "Independent Trustees") or by the holders of a majority of the Common Shares held by disinterested shareholders. There can be no assurance that our policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. The Declaration of Trust includes a provision permitting each individual trustee, including each Independent Trustee, to engage in the type of business activities conducted by us without first presenting any investment opportunities to us, even though such investment opportunities may be within the scope of our investment policies.

CHANGES IN POLICIES WITHOUT SHAREHOLDER APPROVAL; NO LIMITATION ON DEBT

     The Board of Trustees determines our investment, financing, borrowing and distribution policies, and our policies with respect to all other activities, including growth, capitalization and operations. The Board of Trustees has adopted a policy limiting our total combined indebtedness plus our pro rata share of Joint Venture Debt to 50% or less of our total market capitalization (the "Debt Limitation"), but our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Although the Board of Trustees has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Trustees without a vote of the shareholders. A change in these policies could adversely affect our financial condition, results of operations or the market price of the Common Shares.

PROBLEMS ASSOCIATED WITH DEPENDENCE ON KEY PERSONNEL

     We are dependent on the efforts of our executive officers, particularly Messrs. Prentiss and August. The loss of their services could have an adverse effect on our operations. Each of Messrs. Prentiss and August have entered into an employment agreement. Certain assets of affiliates of the predecessor entities were not contributed to the Company in the transactions in which the Company was formed (the "Formation Transactions"), and certain of the executive officers of the Company, including Messrs. Prentiss and August, may devote some of their management time towards those excluded assets.

RISKS OF THIRD-PARTY PROPERTY MANAGEMENT, LEASING, DEVELOPMENT AND CONSTRUCTION BUSINESS AND RELATED SERVICES

     Risks Associated with Termination of Management and Leasing Contracts. Through the Operating Partnership and Prentiss Properties Limited, Inc. (the "Manager"), we engage in the business of management, leasing, development and construction of properties owned by third parties. Risks associated with these activities include the following:

     . the risk that the related contracts, which are typically cancelable upon 30-days notice or upon certain events, including sale of the property, will be terminated by the property owner or will be lost in connection with a sale of such property;

     . the risk that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms; and

     . the risk that the rental revenues upon which management, leasing and development fees are based will decline as a result of general real estate market conditions or specific market factors affecting properties that we manage, lease or develop, resulting in decreased management or leasing fee income.

     Adverse Consequences of Lack of Control over the Business of the Manager. The capital stock of the Manager is divided into two classes: voting common stock, all of which is owned by Mr. Prentiss; and nonvoting common stock, all of which we hold through the Operating Partnership. The voting common stock and the nonvoting common stock represent 5% and 95%, respectively, of the ownership interests in the Manager. Mr. Prentiss, as the holder of all of the Manager's voting common stock, has the ability to elect the directors of the Manager. We are not able to elect directors and, therefore, are not able to influence the day-to-day management decisions of the Manager. As a result, the board of directors and management of the Manager may implement business policies or decisions that we would not have implemented and that are adverse to our interests and which could adversely impact our net operating income and cash flow.

POSSIBLE ADVERSE EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON SHARES

     One of the factors that influences the market price of the Common Shares in public markets is the annual distribution rate on the Common Shares and the effective yield on an investment in the Common Shares. An increase in market interest rates may lead prospective purchasers of the Common Shares to bid down the market price of the Common Shares in order to increase the effective yield from future distributions.

POSSIBLE ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE SALE ON PRICE OF COMMON SHARES

     Under the Declaration of Trust, we have the authority to (1) amend the Declaration of Trust, without shareholders approval, to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class, including Common Shares, that we have the authority to issue and (2) to issue additional authorized but unissued Common or Preferred Shares. We have authorized 100,000,000 Common Shares, of which 60,094,637 Common Shares are unissued or held in treasury. In addition, we have granted options to purchase 2,735,937 Common Shares to certain executive officers, employees and trustees, of which options to purchase 2,591,525 Common Shares remain outstanding. Sales or issuances of a substantial number of Common Shares, or the perception that such sales or issuances could occur, could adversely affect prevailing market prices of the Common Shares and dilute the percentage ownership of the Company held by our shareholders.

     The holders of units of limited partnership interest in the Operating Partnership have the right to receive either cash or one Common Share (subject to adjustments) in exchange for each such unit they now hold if and to the extent they tender such units for redemption and we or the General Partner elect to redeem such units for Common Shares. We are party to certain registration rights agreements under which we are required to register the issuance of Common Shares which we may issue upon the redemption by certain holders of units of limited partnership interest in the Operating Partnership. We can make no prediction concerning the effect that such issuances or future sales of any such Common Shares will have no market prices.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(A)  FINANCIAL STATEMENTS FOR PROPERTIES ACQUIRED

     Statement of revenues and certain operating expenses of the Ordway for the year ended December 31, 1997 is presented as prescribed by Rule 3-14 of Regulation S-X.

     Combined statement of revenues and certain operating expenses of the Willow Oaks Properties for the year ended December 31, 1997 are presented as prescribed by Rule 3-14 of Regulation S-X.

(B)  Pro Forma Financial Information

     Prentiss Properties Trust Pro Forma Balance Sheet as of June 30, 1998 and Pro Forma Statement of Income for the year ended December 31, 1997 and six month period ended June 30, 1998.

(C)  Exhibits

     23.1  Consent of PricewaterhouseCoopers LLP Independent Accountants

INDEX TO FINANCIAL STATEMENTS


The following represents certain of the properties acquired by the
Company during 1998:                                                       PAGE
                                                                          NUMBER

INDIVIDUALLY INSIGNIFICANT ACQUISITIONS:
The Ordway Property
    Report of Independent Accountants..................................     14
    Statement of Revenues and Certain Operating Expenses for the Year
    Ended December 31, 1997............................................     15
    Notes to Statement of Revenues and Certain Operating Expenses......     16
The Willow Oaks Properties
    Report of Independent Accountants..................................     17
    Combined Statement of Revenues and Certain Operating Expenses for
    the Year Ended December 31, 1997...................................     18
    Notes to Combined Statement of Revenues and Certain Operating
    Expenses...........................................................     19

PRO FORMA FINANCIAL STATEMENTS:
    Prentiss Properties Trust Pro Forma Consolidated Balance Sheet as
    of June 30, 1998...................................................     21
    Prentiss Properties Trust Pro Forma Consolidated Statement of
    Income for the Year Ended December 31, 1997........................     22
    Prentiss Properties Trust Pro Forma Consolidated Statement of
    Income for the Six Months Ended June 30, 1998......................     24

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees and Shareholders of Prentiss Properties Trust

     We have audited the accompanying statement of revenues and certain operating expenses of the Ordway Property for the year ended December 31, 1997. The statement of revenues and certain operating expenses is the responsibility of the Ordway Property's owners. Our responsibility is to express an opinion on the statement of revenues and certain operating expenses based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying statement of revenues and certain operating expenses was prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the Ordway Property's revenues and expenses and may not be comparable to results from proposed future operations of the Ordway Property.

     In our opinion, the statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.



PricewaterhouseCoopers LLP


Dallas, Texas
August 12, 1998

                                ORDWAY PROPERTY
             STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                            (DOLLARS IN THOUSANDS)

Revenues:
   Rental income........................................................               $11,564
   Other income.........................................................                   131
                                                                                       -------
                                                                                        11,695
                                                                                       -------
Certain operating expenses:
   Real estate taxes....................................................                   803
   Repairs and maintenance..............................................                 2,171
   Property management..................................................                   502
   Utilities............................................................                 1,061
   Insurance............................................................                   324
                                                                                       -------
                                                                                         4,861
                                                                                       -------
Revenues in excess of certain operating expenses                                       $ 6,834
                                                                                       =======



   The accompanying notes are an integral part of this financial statement.

                                ORDWAY PROPERTY
                        NOTES TO STATEMENT OF REVENUES
                        AND CERTAIN OPERATING EXPENSES

                            (DOLLARS IN THOUSANDS)

1.   BASIS OF PRESENTATION

     The statement of revenues and certain operating expenses for the year ended December 31, 1997 relate to the operations of the Ordway Property (the "Property"), which was acquired on May 21, 1998 from an unaffiliated third-party for an aggregate purchase price of $76.3 million. The Ordway Property consists of one Class "A" suburban office property totaling approximately 525,951 net rentable square feet in Oakland, California.

     The accompanying statement excludes certain expenses such as interest, depreciation and amortization and other costs not directly related to the future operations of the Property that may not be comparable to the expenses expected to be incurred in the proposed future operations of the Property. Management is not aware of any material factors relating to the Property which would cause the reported financial information not to be necessarily indicative of future operating results.

     The statement of revenues and certain operating expenses have been prepared on the accrual basis of accounting.

     REVENUE AND EXPENSE RECOGNITION

     Rental income is recorded when due from tenants. The effects of scheduled rent increases and rental concessions, if any, are recognized on a straight-line basis over the term of the tenant's lease.

     FUTURE RENTAL REVENUES

     The Property was leased to tenants under net operating leases. Minimum lease payments receivable, excluding tenant reimbursement of expenses, under noncancellable operating leases in effect as of December 31, 1997, are approximately as follows:

   1998........................................................................................           $11,377
   1999........................................................................................            10,688
   2000........................................................................................             9,397
   2001........................................................................................             4,590
   2002........................................................................................             2,994
   Thereafter..................................................................................             4,026
                                                                                                       -------------
                                                                                                          $43,072
                                                                                                       =============

     Office space in the Ordway Property is generally leased to tenants under lease terms which provide for tenants to pay for increases in operating expenses in excess of specified amounts.

     USE OF ESTIMATES

     The preparation of the statement of revenues and certain operating expenses requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees and Shareholders of Prentiss Properties Trust

     We have audited the accompanying combined statement of revenues and certain operating expenses of the Willow Oaks Properties (the "Willow Oaks Properties") for the year ended December 31, 1997. The combined statement of revenues and certain operating expenses is the responsibility of the Willow Oaks Properties' owners. Our responsibility is to express an opinion on the combined statement of revenues and certain operating expenses based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying combined statement of revenues and certain operating expenses was prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, as described in Note 1, and is not intended to be a complete presentation of the Willow Oaks Properties' revenues and expenses and may not be comparable to results from proposed future operations of the Willow Oaks Properties.

     In our opinion, the combined statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


PricewaterhouseCoopers LLP


Dallas, Texas
September 30, 1998

                          THE WILLOW OAKS PROPERTIES
         COMBINED STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES
                     FOR THE YEAR ENDED DECEMBER 31, 1997

                            (DOLLARS IN THOUSANDS)

Revenues:
   Rental income...........................................................              $8,914
   Other income............................................................                 297
                                                                                         ------
                                                                                          9,211
                                                                                         ------
Certain operating expenses:
   Real estate taxes.......................................................                 208
   Repairs and maintenance.................................................                 498
   Property management.....................................................                 369
   Utilities...............................................................                 398
   Insurance...............................................................                  74
                                                                                         ------
                                                                                          1,547
                                                                                         ------
Revenues in excess of certain operating expenses                                         $7,664
                                                                                         ======



   The accompanying notes are an integral part of this financial statement.

                          THE WILLOW OAKS PROPERTIES
                    NOTES TO COMBINED STATEMENT OF REVENUES
                        AND CERTAIN OPERATING EXPENSES

                            (DOLLARS IN THOUSANDS)

1.   BASIS OF PRESENTATION

     The combined statement of revenues and certain operating expenses for the year ended December 31, 1997 relate to the operations of the Willow Oaks Properties (the "Willow Oaks Properties" or the "Properties"), which were acquired on August 18, 1998, by the Company from an unaffiliated third-party for an aggregate purchase price of $76.0 million. The Willow Oaks Properties consist of two Class "A" suburban office buildings totaling approximately 387,469 net rentable square feet and 4.05 acres of undeveloped land located in the suburban markets of Northern Virginia near Washington, D.C.

     The accompanying statement excludes certain expenses such as interest, depreciation and amortization and other costs not directly related to the future operations of the properties that may not be comparable to the expenses expected to be incurred in the proposed future operations of these properties. Management is not aware of any material factors relating to the properties which would cause the reported financial information not to be necessarily indicative of future operating results.

     The combined statement of revenues and certain operating expenses have been prepared on the accrual basis of accounting.

     REVENUE AND EXPENSE RECOGNITION

     Rental income is recorded when due from tenants. The effects of scheduled rent increases and rental concessions, if any, are recognized on a straight-line basis over the term of the tenant's lease.

     During the year ended December 31, 1997, three separate tenants represented 46%, 19% and 15% of the total base rental income of one of the Willow Oaks Properties, and one major tenant owned an interest in and leased 100% of the other.

     FUTURE RENTAL REVENUES

     The properties are leased to tenants under net operating leases. Minimum lease payments receivable, excluding tenant reimbursement of expenses, under noncancellable operating leases in effect as of December 31, 1997, are approximately as follows:

   1998..............................................................    $ 9,238
   1999..............................................................      7,767
   2000..............................................................      5,725
   2001..............................................................      5,795
   2002..............................................................      5,998
   Thereafter........................................................     12,498
                                                                     --------------
                                                                         $47,021
                                                                     ==============

     Office space in the Willow Oaks Properties is generally leased to tenants under lease terms that provide for tenants to pay for increases in operating expenses in excess of specified amounts.

     USE OF ESTIMATES

     The preparation of the combined statement of revenues and certain operating expenses requires management to make estimates and assumptions that affect the reported amounts, revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

2.   RELATED PARTY TRANSACTIONS (amounts in whole dollars)

     Under terms of various management agreements, the Willow Oaks Properties paid $153,160 in management fees during the year ended December 31, 1997 to affiliates of the entities owning the Properties.

     The Properties purchased insurance from affiliates of the entities owning the Properties. Total insurance expense for the year ended December 31, 1997 was approximately $74,000.

     The Willow Oaks Properties received base rents in the amount of $5,821,910 during the year ended December 31, 1997 from entities affiliated with the entities owning the Properties.

                           PRENTISS PROPERTIES TRUST
                     PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                                  (UNAUDITED)

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following unaudited pro forma consolidated balance sheet is presented as if the following transactions had been consummated on June 30, 1998: (i) the acquisition of the Willow Oaks Properties and (ii) the acquisition of other insignificant properties acquired subsequent to June 30, 1998, (collectively, the "Other Acquisitions"). This pro forma consolidated balance sheet should be read in conjunction with the pro forma consolidated statements of income of the Company for the year ended December 31, 1997 and six month period ended June 30, 1998 included elsewhere in this Form 8-K.

     The pro forma consolidated balance sheet is not necessarily indicative of what the actual financial position would have been had the Company completed the transactions described above, nor does it purport to represent the future financial position of the Company.


                                                                                       PRO FORMA
                                                                  (UNAUDITED)          ADJUSTMENTS            PRENTISS
                                                                   PRENTISS       ---------------------      PROPERTIES
                                                                  PROPERTIES          WILLOW OAKS              TRUST
                                                                   TRUST/(1)/     PROPERTIES AND OTHER       PRO FORMA
                                                                 JUNE 30, 1998      ACQUISITIONS/(2)/      JUNE 30, 1998
                                                                --------------   ----------------------    -------------
Assets:
   Real estate, net...........................................    $1,542,280             $201,179           $1,819,958
   Mortgage note receivable...................................        36,246                                    36,246
   Deferred charges and other assets, net.....................        40,562                                    40,562
   Receivables, net...........................................        17,274                                    17,274
   Cash and cash equivalents..................................        11,347                                    11,347
   Escrowed cash and deposits on
   real estate................................................         9,612                                     9,612
   Investments in joint venture and unconsolidated
   subsidiaries...............................................        11,468                                    11,468
                                                                 ------------    ----------------------    ------------
       Total Assets...........................................    $1,668,789             $201,179           $1,869,968
                                                                 ============    ======================    ============
Liabilities:
   Debt on real estate........................................    $  593,913             $200,700           $  794,613
   Accounts payable and other liabilities.....................        47,648                                    47,648
   Other liabilities (affiliates).............................         5,043                                     5,043
   Distributions payable......................................        18,225                                    18,225
                                                                 ------------    ----------------------    ------------
       Total Liabilities......................................       664,829              200,700              865,529
                                                                 ------------    ----------------------    ------------

Minority interest in operating partnership....................       128,126                  479              128,605
                                                                 ------------    ----------------------    ------------
Minority interest in real estate partnership..................         1,277                                     1,277
                                                                 ------------    ----------------------    ------------
Shareholders' Equity:
   Preferred shares...........................................       100,000                                   100,000
   Common shares..............................................           399                                       399
   Additional paid-in capital.................................       786,563                                   786,563
   Distributions in excess of accumulated
   Earnings...................................................       (12,405)                                  (12,405)
                                                                 ------------    ----------------------    ------------
       Total Shareholders' Equity.............................       874,557                                   874,557
                                                                 ------------    ----------------------    ------------
       Total Liabilities and Shareholders'
          Equity..............................................    $1,668,789             $201,179           $1,869,968
                                                                 ============    ======================    ============


(1) The acquisition of the Ordway Property was completed on 5/21/98; therefore, the balance sheet at 6/30/98 included the effect of the acquisition.

(2) The financial information on the Willow Oaks Properties and Other Acquisitions is presented as if the transaction occurred on June 30, 1998. The Other Acquisitions include 10 Properties containing 931,000 square feet and a purchase price totaling approximately $125.2 million.

                            PRENTISS PROPERTIES TRUST
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                   (UNAUDITED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The following unaudited pro forma consolidated statement of income is presented as if (i) the acquisition of all of the properties acquired in 1997 (the "1997 Acquired Properties"), the acquisition of all of the properties acquired in 1998 ("the 1998 Acquired Properties") between January 1, 1998 and the filing date of this form 8-K, and (ii) all of the Company's offerings of common and preferred shares and operating partnership units during 1997 and 1998 had occurred on January 1, 1997.

         This pro forma consolidated statement of income should be read in conjunction with the pro forma consolidated balance sheet at June 30, 1998 and the pro forma consolidated statement of income of the Company for the six month period ended June 30, 1998 included elsewhere in this Form 8-K.

         The pro forma consolidated statement of income is not necessarily indicative of what actual results would have been had the previously described transactions actually occurred as of January 1, 1997 nor does it purport to represent the operations of the Company for future periods.


                                              (UNAUDITED)                                                           PRENTISS
                                               PRENTISS                PRO FORMA ADJUSTMENTS                       PROPERTIES
                                              PROPERTIES    --------------------------------------------------     TRUST PRO
                                                TRUST           1997             1998                                FORMA
                                              YEAR ENDED     ACQUIRED         ACQUIRED           OTHER             YEAR ENDED
                                             DEC. 31, 1997  PROPERTIES/(1)/  PROPERTIES/(2)/  ADJUSTMENTS/(3)/   DEC. 31, 1997
                                             -------------  --------------   --------------   ----------------   -------------
Revenues:
   Rental income.............................. $ 127,089       $  48,341       $  73,692                          $ 249,122
   Mortgage interest..........................     1,780           1,969                                              3,749
   Management fees............................       925                                                                925
   Development, leasing, sale and
     other fees...............................     1,934           1,488             428                              3,850
                                               ---------       ---------       ---------          ---------       ---------
     Total revenues...........................   131,728          51,798          74,120                            257,646
                                               ---------       ---------       ---------          ---------       ---------
Expenses:
   Property operating and
     maintenance..............................    30,602          15,060          19,207             (3,451)         61,418
   Real estate taxes..........................    13,742           4,471           7,997                             26,210
   General and administrative.................     3,141                                                              3,141
   Personnel costs, net.......................     3,478                                                              3,478
   Interest expense...........................    21,131                                             31,069          52,200
   Amortization of deferred financing
     costs....................................       824                                                                824
   Depreciation and amortization..............    21,600                                             24,344          45,944
                                               ---------       ---------       ---------          ---------       ---------
     Total expenses...........................    94,518          19,531          27,204             51,962         193,215
                                               ---------       ---------       ---------          ---------       ---------
Equity in income of joint venture
   and unconsolidated subsidiaries............     5,208                                                              5,208
                                               ---------       ---------       ---------          ---------       ---------
Income before gain on sale and
   minority interest..........................    42,418          32,267          46,916            (51,962)         69,639
Gain on sale..................................       641                                               (641)
Minority interest.............................    (5,235)                                            (5,039)        (10,274)
                                               ---------       ---------       ---------          ---------       ---------
Income before extraordinary item..............    37,824          32,267          46,916            (57,642)         59,365
Extraordinary item............................      (878)                                               878
                                               ---------       ---------       ---------          ---------       ---------
Net income.................................... $  36,946       $  32,267       $  46,916          $ (56,764)      $  59,365
Preferred dividends...........................       (25)                                            (6,013)         (6,038)
                                               ---------       ---------       ---------          ---------       ---------
Net income attributable to common
   shareholders............................... $  36,921       $  32,267       $  46,916          $ (62,777)      $  53,327
                                               =========       =========       =========          =========       =========
Net income per common share-before
   extraordinary item......................... $    1.52                                                          $    1.34
Extraordinary item............................     (0.04)
                                               ---------                                                          ---------
Net income per common share-basic............. $    1.48                                                          $    1.34
                                               =========                                                          =========
Weighted average number of
   shares outstanding.........................    24,930                                                             39,905
                                               =========                                                          =========
Net income per common share-before
   extraordinary item......................... $    1.49                                                          $    1.32
Extraordinary item............................     (0.03)
                                               ---------                                                          ---------
Net income per common share-diluted........... $    1.46                                                          $    1.32
                                               =========                                                          =========
Weighted average common shares
   outstanding................................    25,307                                                             40,282
                                               =========                                                          =========

(1)  During 1997, the Company acquired 66 properties containing approximately
     6.8 million square feet for an approximate purchase price of $650 million. The financial information of the 1997 Acquired Properties reflects the historical revenues and certain operating expenses of the properties for the portion of the period prior to acquisition.

(2) During 1998, the Company has acquired 84 Properties containing approximately 5.0 million square feet for an approximate purchase price of $562.6 million. The financial information of the 1998 Acquired Properties reflects the historical revenues and certain operating expenses of the properties for the period presented.

(3) The Other Adjustments reflect the adjustments that Management considers necessary to present the revenues and expenses of the Company related to the ownership and operations of the 1997 Acquired Properties and the 1998 Acquired Properties as if the acquisitions had occurred on January 1, 1997.

                            PRENTISS PROPERTIES TRUST
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                   (UNAUDITED)

             (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

         The following unaudited pro forma consolidated statement of income is presented as if (i) all of the acquisitions of properties during 1998 through the filing date of this Form 8-K, (collectively, the "1998 Acquired Properties") and (ii) all of the Company's offerings of common and preferred shares and operating partnership units during 1998 had occurred on January 1, 1997.

         This pro forma consolidated statement of income should be read in conjunction with the pro forma consolidated balance sheet at June 30, 1998 and the pro forma consolidated statement of income of the Company year ended December 31, 1997 included elsewhere in this Form 8-K.

         The pro forma consolidated statement of income is not necessarily indicative of what actual results would have been had the previously described transactions actually occurred as of January 1, 1997 nor does it purport to represent the operations of the Company for future periods.

                                                                PRO FORMA ADJUSTMENTS
                                                          -----------------------------------
                                          (UNAUDITED)                                              PRENTISS
                                           PRENTISS                                             PROPERTIES TRUST
                                        PROPERTIES TRUST                                           PRO FORMA
                                        SIX MONTHS ENDED    1998 ACQUIRED         OTHER         SIX MONTHS ENDED
                                         JUNE 30, 1998     PROPERTIES/(1)/   ADJUSTMENTS/(2)/    JUNE 30, 1998
                                       ----------------   ----------------   ----------------   ----------------
Revenues:
   Rental income ..................... $        103,939   $         28,567                      $        132,506
   Mortgage interest .................            1,920                                                    1,920
   Management fees ...................              490                                                      490
   Development, leasing, sale and
    other fees........................              473                214                                   687
                                       ----------------   ----------------   ----------------   ----------------
     Total revenues ..................          106,822             28,781                               135,603
                                       ----------------   ----------------   ----------------   ----------------
Expenses:
   Property operating and maintenance            23,581              6,770                                30,351
   Real estate taxes .................           11,268              3,669                                14,937
   General and administrative ........            2,131                                                    2,131
   Personnel costs, net ..............            1,748                                                    1,748
   Interest expense ..................           16,679                                 9,421             26,100
   Amortization of deferred financing
     costs ...........................              396                                                      396
   Depreciation and amortization .....           18,159                                 4,813             22,972
                                       ----------------   ----------------   ----------------   ----------------
     Total expenses ..................           73,962             10,439             14,234             98,635
Equity in joint venture and
   unconsolidated subsidiaries........            2,950                                                    2,950
                                       ----------------   ----------------   ----------------   ----------------
Income before gain on sale and
   minority interest .................           35,810             18,342            (14,234)            39,318
Gain on sale .........................            3,824                                (3,824)
Minority interest ....................           (2,179)                               (3,178)            (5,357)
                                       ----------------   ----------------   ----------------   ----------------
Income before extraordinary item .....           37,455             18,342            (21,236)            34,561
Extraordinary item ...................           (8,908)                                8,908
                                       ----------------   ----------------   ----------------   ----------------
Net income ........................... $         28,547   $         18,342   $        (12,328)  $         34,561
Preferred dividends ..................           (2,641)                                 (378)            (3,019)
                                       ----------------   ----------------   ----------------   ----------------
Net income attributable to common
   shareholders ...................... $         25,906   $         18,342   $        (12,706)  $         31,542
                                       ================   ================   ================   ================
Net income per common share before
   extraordinary item - basic ........ $           0.91                                         $           0.79
Extraordinary item....................            (0.23)
                                       ----------------                                         ----------------
Net income per common share - basic .. $           0.68                                         $           0.79
                                       ================                                         ================
Weighted average number of shares
   outstanding........................           38,340                                                   39,905
                                       ================                                         ================
Net income per common share before
   extraordinary item - diluted ...... $           0.83                                         $           0.78
Extraordinary item ...................            (0.21)
                                       ----------------                                         ----------------
Net income per common share -
   diluted ........................... $           0.62                                         $           0.78
                                       ================                                         ================
Weighted average number of
   shares outstanding ................           41,992                                                   40,247
                                       ================                                         ================

(1) The financial information of the 1998 Acquired Properties reflects the historical revenues and certain operating expenses of the properties for the portion of the six month period ended June 30, 1998 prior to acquisition.

(2) The Other Adjustments reflect the adjustments that Management considers necessary to present the revenues and expenses of the Company related to the ownership and operations of the 1998 Acquired Properties as if the acquisitions had occurred on January 1, 1997.

                                   SIGNATURE
                                   ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                PRENTISS PROPERTIES TRUST



Date:  October 8, 1998          By: /s/ THOMAS P. SIMON
                                   ---------------------------------------------
                                   Thomas P. Simon
                                   (Vice President and Chief Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT NO.       Description
-----------       -----------
23.1              Consent of PricewaterhouseCoopers LLP Independent Accountants.

                                       27